Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights – Selected Per Share Data and Ratios”, “Financial Highlights – Information Regarding Senior Securities” and “Experts” and to the use of our report dated February 15, 2006 incorporated by reference in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of DNP Select Income Fund Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (File No. 333-130590) and in this Amendment No. 49 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-04915).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 17, 2006